Exhibit 99.2

Hexion Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Inc. Announces

Proposed $460 Million Debt Offering

COLUMBUS, Ohio – (January 19, 2017) — Hexion Inc. (the “Company”) announced today that Hexion 2 U.S. Finance Corp. (the “Escrow Issuer”), a wholly owned unrestricted subsidiary of the Company, is proposing to issue $460 million aggregate principal amount of new first-priority senior secured notes due 2022 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The proceeds of the offering initially will be placed in escrow pending satisfaction of a number of conditions, including the repurchase, redemption and/or discharge of the Company’s outstanding 8.875% Senior Secured Notes due 2018 (the “Senior Secured Notes”) or the modification of the indenture governing the Senior Secured Notes to permit the incurrence of the Notes by the Company.

Upon satisfaction of such conditions, the Company would assume the Escrow Issuer’s obligations under the Notes as senior obligations of the Company and the Notes would be guaranteed on a senior secured basis by the Company’s existing domestic subsidiaries that guarantee obligations under its senior secured asset-based revolving credit facility (the “ABL Facility”) and its future domestic subsidiaries that guarantee any debt of the Company or the guarantors. The Notes and guarantees would be secured by first-priority liens on the notes priority collateral (which generally includes most of the Company’s and the Company’s domestic subsidiaries’ assets other than the ABL priority collateral) and by second-priority liens on the ABL priority collateral (which generally includes most of the Company’s and the Company’s domestic subsidiaries’ inventory and accounts receivable and related assets), in each case subject to certain exceptions and permitted liens.

Upon satisfaction of the escrow conditions, the Company intends to use the net proceeds from the offering of the Notes (i) to purchase or redeem a portion of its Senior Secured Notes, (ii) to pay related fees and expenses and (iii) for general corporate purposes. The proposed offering of the Notes is subject to market and other conditions, and may not occur as described or at all.

In connection with or following the offering, the Company expects to issue up to $250 million aggregate principal amount of new senior secured indebtedness for cash and/or in exchange for a portion of the Senior Secured Notes that are not purchased or redeemed with the net proceeds of the offering of the Notes (the “New Senior Secured Debt Offering”). Completion of the New Senior Secured Debt Offering is not a condition to the closing of the offering of the Notes.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors in reliance on Regulation S under the Securities Act. The Notes will not be initially registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings, including our quarterly reports on Form 10-Q. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Contacts

Investors and Media:

John Kompa

614-225-2223

john.kompa@hexion.com